EXHIBIT 1
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October 15, 2002


To:    Directors, Elmer's Restaurants, Inc.

From:  William W. Service

Re:    Resignation


For personal reasons, I respectfully request that the Board of Elmer's Restaurants, Inc. accept my resignation from the duties of Chief Executive Officer of Elmer's Restaurants, Inc. and its subsidiaries, effective November 1, 2002. I will continue to serve as an active member of the Board and as a strategic advisor to the Company.



/s/ William W. Service
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William W. Service,
Chief Executive Officer